Exhibit 3.2

BYLAWS

OF THE ST. PAUL TRAVELERS COMPANIES, INC.

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of the corporation required by Chapter 302A of the Minnesota Statutes (“Chapter 302A”) to be maintained in the State of Minnesota is 385 Washington Street, St. Paul, Minnesota 55102.

Section 2. Principal Executive Office. The principal executive office of the corporation, where the chief executive officer of the corporation has an office, is 385 Washington Street, St. Paul, Minnesota 55102.

ARTICLE II

MEETINGS OF SHAREHOLDERS

Section 1. Place Of Meeting. All meetings of the shareholders shall be held at the registered office of the corporation or, except for a meeting called by or at the demand of a shareholder, at such other place as may be fixed from time to time by the board of directors (the “board” or “board of directors”).

Section 2. Regular Annual Meeting. A regular annual meeting of shareholders shall be held on such day in each calendar year as shall be determined by the board for the purpose of electing directors and for the transaction of any other business appropriate for action by the shareholders.

Section 3. Special Meetings. Special meetings of the shareholders may be called at any time by the Chief Executive Officer or the Chief Financial Officer or by two or more directors or by a shareholder or shareholders holding ten percent or more of the voting power of all shares entitled to vote; except that a special meeting called by shareholders for the purpose of considering any action to directly or indirectly facilitate or effect a business combination, including any action to change or otherwise affect the composition of the board of directors for that purpose, must be called by twenty-five percent or more of the voting power of all shares entitled to vote. A shareholder or shareholders holding the requisite voting power may demand a special meeting of shareholders only by giving the written notice of demand required by law. Special meetings shall be held on the date and at the time and place fixed as provided by law.

Section 4. Notice. Notice of all meetings of shareholders shall be given to every holder of shares entitled to vote in the manner and pursuant to the requirements of Chapter 302A.

Section 5. Record Date. The board or an officer so authorized by the board shall fix a record date not more than 60 days before the date of a meeting of shareholders as the date for the determination of the holders of voting shares entitled to notice of and to vote at the meeting.

Section 6. Quorum. The holders of a majority of the voting power of the shares entitled to vote at a meeting present in person or by proxy at the meeting are a quorum for the transaction of business. If a quorum is present when a meeting is convened, the shareholders present may continue to transact business until adjournment sine die, even though the withdrawal of a number of shareholders originally present leaves less than the proportion otherwise required for a quorum.

Section 7. Voting Rights. Unless otherwise provided in the terms of the shares, a shareholder has one vote for each share held on a record date. A shareholder may cast a vote in person or by proxy. Such vote shall be by written ballot unless the chairman of the meeting determines to request a voice vote on a particular matter.

Section 8. Proxies. The chairman of the meeting shall, after shareholders have had a reasonable opportunity to vote and file proxies, close the polls after which no further ballots, proxies, or revocations shall be received or considered.

Section 9. Act of the Shareholders. Except as otherwise provided by Chapter 302A or by the amended and restated articles of incorporation of the corporation, the shareholders shall take action by the affirmative vote of the holders of a majority of the voting power of the shares present and entitled to vote on that item of business.

Section 10. Business of the Meeting. At any annual meeting of shareholders, only such business shall be conducted as shall have been brought before the meeting (i) by or at the direction of the board or (ii) by any shareholder who is entitled to vote with respect thereto and who complies with the notice procedures set forth in this Section 10. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the corporate secretary. To be timely, a shareholder’s notice must be delivered or mailed to and received at the principal executive office of the corporation not less than 60 days prior to the date of the annual meeting; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholders to be timely must be received not later than the close of business on the 10th day following the day of which such notice of the date of the annual meeting was mailed or such public disclosure was made. A shareholder’s notice to the corporate secretary shall set forth as to each matter such shareholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address, as they appear on the corporation’s share register, of the shareholder proposing such business; (iii) the class and number of shares of the corporation’s capital stock that are beneficially owned by such shareholder; and (iv) any material interest of such shareholder in such business. Notwithstanding anything in these bylaws to the contrary, no business shall be brought before or conducted at the annual meeting except in accordance with the provisions of this Section 10. The officer of the corporation or other person presiding over the annual meeting shall, if the facts so warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 10 and, if he shall so determine, he shall so declare to the meeting and any such business so determined to be not properly brought before the meeting shall not be transacted.

At any special meeting of shareholders, the business transacted shall be limited to the purposes stated in the notice of the meeting. With respect to a special meeting held pursuant to the demand of a shareholder or shareholders, the purposes shall be limited to those specified in the demand in the event that the shareholder or shareholders are entitled by law to call the meeting because the board does not do so.

Section 11. Nomination of Directors. Only persons who are nominated in accordance with the procedures set forth in these bylaws shall be eligible for election as directors. Nominations of persons for election to the board of the corporation may be made at a meeting of shareholders at which directors are to be elected only (i) on behalf of the board of directors, by the Governance Committee of the board of directors in accordance with Article V of these bylaws and subject to paragraph (b) of Article VII of the amended and restated articles of incorporation or (ii) by any shareholder of the corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 11. Such nominations, other than those made by or at the direction of the board as described in clause (i) above, shall be made by timely notice in writing to the corporate secretary. To be timely, a shareholder’s notice shall be delivered or mailed to and received at the principal executive office of the corporation not less than 60 days prior to the date of the meeting, provided, however, that in the event that less than 70 days’ notice or prior disclosure of the date of this meeting is given or made to shareholders, notice by the shareholders to be timely must be so received not later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. Such shareholder’s notice shall set forth (i) as to each person whom such shareholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (ii) as to the shareholder giving the notice (a) the name and address, as they appear on the corporation’s share register, of such shareholder and (b) the class and number of shares of the corporation’s capital stock that are beneficially owned by such shareholder, and shall be accompanied by the written consent of each such person to serve as a director of the corporation, if elected. At the request of the board acting through the Governance Committee, any person nominated at the direction of the board by such committee for election as a director shall furnish to the corporate secretary that information required to be set forth in a shareholder’s notice of nomination which pertains to the nominee. No person shall be eligible for election as a director of the corporation unless nominated in accordance with the provisions of this Section 11. The officer of the corporation or other person presiding at the meeting shall, if the facts so warrant, determine and declare to the meeting that a nomination was not made in accordance with such provisions and, if he shall so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

ARTICLE III

BOARD OF DIRECTORS

Section 1. Board to Manage. The business and affairs of the corporation shall be managed by or under the direction of the board.

Section 2. Number and Term of Office. Subject to Article V of these bylaws and Article VII of the amended and restated articles of incorporation, the number of directors shall be determined by the board of directors from time to time. Each director shall be elected to serve for a term that expires at the next regular annual meeting of the shareholders and when a successor is elected and has qualified, or at the time of the earlier death, resignation, removal or disqualification of the director.

Section 3. Meetings of the Board. The board may hold meetings either within or without the State of Minnesota at such places as the board may select. If the board fails to select a place for a meeting, the meeting shall be held at the principal executive office of the corporation; provided, that one meeting each calendar year shall be held within the State of Connecticut. Five regular meetings of the board shall be held each year. One shall be held immediately following the regular annual meeting of the shareholders. The other four regular meetings shall be held on dates and at times determined by the board. No notice of a regular meeting is required if the date, time and place of the meeting has been announced at a previous meeting of the board. A special meeting of the board may be called by any director or by the chief executive officer by giving, or causing the corporate secretary to give, at least 24 hours’ notice to all directors of the date, time and place of the meeting. If present, the chairman and the chief executive officer shall jointly preside at all meetings of the board.

Section 4. Advance Action by Absent Directors. A director may give advance written consent or opposition to a proposal to be acted on at a board meeting.

Section 5. Electronic Communications. A board meeting may be held and participation in a meeting may be effected by means of any form of communications permitted by Chapter 302A.

Section 6. Quorum. At all meetings of the board, a majority of the directors then holding office is a quorum for the transaction of business. In the absence of a quorum, a majority of the directors present may adjourn a meeting from time to time until a quorum is present. If a quorum is present when a meeting is convened, the directors present may continue to transact business until adjournment sine die, even though the withdrawal of a number of directors originally present leaves less than the proportion otherwise required for a quorum.

Section 7. Act of the Board. Except as otherwise provided by the amended and restated articles of incorporation, the board shall take action by the affirmative vote of at least a majority of the directors present at a meeting. In addition, the board may act without a meeting by written action signed (or consented to by authenticated electronic communication) by all of the directors then holding office or, on or after January 1, 2006, as otherwise provided in the amended and restated articles of incorporation.

Section 8. Board-Appointed Committees. Subject to Article V of these bylaws and Article VII of the amended and restated articles of incorporation: (a) a resolution approved by the affirmative vote of a majority of the directors then holding office may establish committees having the authority of the board in the management of the business of the corporation; and (b)

any committee, to the extent provided in the applicable resolution of the board of directors or in the bylaws, shall, to the extent permitted by law, have and may exercise all of the powers and authority of the board of directors.

Section 9. Chairman of the Board. Subject to Article VII of the amended and restated articles of incorporation, the board shall at its regular meeting each year immediately following the regular annual shareholders meeting elect from its number a chairman of the board who shall serve until the next regular meeting of the board immediately following the regular annual shareholders meeting. The chairman may be (but shall not be required to be) the chief executive officer or another executive officer of the corporation and shall, subject to Article VII of the amended and restated articles of incorporation:

(a)	consult with the chief executive officer and the board on the strategic direction of the corporation;

(b)	report solely to the board;

(c)	jointly preside with the chief executive officer at all meetings of the board; and

(d)	perform such other duties prescribed by the board or these bylaws.

ARTICLE IV

OFFICERS

Section 1. Required Officers. The corporation shall have officers who shall serve as chief executive officer and chief financial officer and such other officers as the board shall determine from time to time. All senior officers of the corporation other than the chairman of the board shall report to the chief executive officer.

Section 2. Chief Executive Officer. The board shall at its regular meeting each year immediately following the regular annual shareholders meeting elect from its number a chief executive officer who shall serve until the next regular meeting of the board immediately following the regular annual shareholders meeting. Subject to Article VII of the amended and restated articles of incorporation, the chief executive officer shall

(a)	in consultation with the chairman and the board, have responsibility for planning the strategic direction of the company;

(b)	subject to the direction of the board, have responsibility for the supervision, coordination and management of the business and affairs of the corporation;

(c)	preside at all shareholder meetings and jointly preside with the chairman at meetings of the board;

(d)	have responsibility to direct and guide operations to achieve corporate profit, growth and social responsibility objectives;

(e)	report solely to the board;

(f)	see that all orders and resolutions of the board are carried into effect; and

(g)	perform such other duties prescribed by the board or these bylaws.

Section 3. Chief Financial Officer. The board shall elect one or more officers, however denominated, to serve at the pleasure of the board who shall together share the function of chief financial officer. The function of chief financial officer shall be to

(a)	cause accurate financial records to be maintained for the corporation;

(b)	cause all funds belonging to the corporation to be deposited in the name of and to the credit of the corporation in banks and other depositories selected pursuant to general and specific board resolutions;

(c)	cause corporate funds to be disbursed as appropriate in the ordinary course of business;

(d)	cause appropriate internal control systems to be developed, maintained, improved and implemented; and

(e)	perform other duties prescribed by the board or the chief executive officer.

Section 4. Chief Legal Officer. The board shall elect a chief legal officer who shall serve at the pleasure of the board. The chief legal officer shall

(a)	serve as the senior legal counsel to the corporation;

(b)	have responsibility for oversight and administration of the corporation’s legal and regulatory affairs; and

(c)	perform other duties prescribed by the board or the chief executive officer.

Section 5. Chief Investments Officer. The board shall elect a chief investments officer who shall serve at the pleasure of the board. The chief investments officer shall

(a)	have responsibility for the administration of the corporation’s investment portfolio;

(b)	have responsibility for the supervision and oversight of compliance with the corporation’s investment policies;

(c)	have responsibility for monitoring the performance of investment managers, external and internal, and making recommendations to the chief executive officer with respect thereto; and

(d)	perform such other duties prescribed by the board or the chief executive officer.

Section 6. Corporate Secretary. The board shall elect a corporate secretary who shall serve at the pleasure of the board. The corporate secretary shall

(a)	be present at and maintain records of and certify proceedings of the board and the shareholders and, if requested, of the executive committee and other board committees;

(b)	serve as custodian of all official corporate records other than those of a financial nature;

(c)	cause the corporation to maintain appropriate records of share transfers and shareholders; and

(d)	perform other duties prescribed by the board or the chief executive officer.

In the absence of the corporate secretary, a secretary, assistant secretary or other officer shall be designated by the chief executive officer to carry out the duties of corporate secretary.

ARTICLE V

CERTAIN GOVERNANCE MATTERS

Section 1. Definitions

“Effective Time” has the meaning specified in the amended and restated articles of incorporation.

“Replacement St. Paul Director” means a director designated pursuant to this Article V by the St. Paul Directors who are members of the Governance Committee of the board (i) to fill a vacancy on the board of directors or (ii) to be nominated for election to the board of directors by the shareholders of the corporation.

“Replacement Travelers Director” means a director designated pursuant to this Article V by the Travelers Directors who are members of the Governance Committee of the board (i) to fill a vacancy on the board of directors or (ii) to be nominated for election to the board of directors by the shareholders of the corporation.

“Specified Period” has the meaning specified in the amended and restated articles of incorporation.

“St. Paul Directors” means (i) those eleven directors designated by the corporation to serve as members of the board of directors as of the Effective Time pursuant to a contractual right of the corporation to designate such directors and (ii) any Replacement St. Paul Director.

“Travelers” means Travelers Property Casualty Corp., a Connecticut corporation.

“Travelers Directors” means (i) those twelve Directors designated by Travelers to serve as members of the board of directors as of the Effective Time pursuant to a contractual right of Travelers to designate such directors and (ii) any Replacement Travelers Director.

Section 2. Governance Committee of the Board.

(a)	The Governance Committee of the board of directors shall be composed of eight members, four of whom (including a co-chairman) shall, during the Specified Period, be Travelers Directors and four of whom (including a co-chairman) shall, during the Specified Period, be St. Paul Directors.

(b)	The Governance Committee shall have responsibility for undertaking a complete review of the corporation’s governance standards and policies and shall make a comprehensive governance recommendation to the board of directors at the end of the Specified Period or on such earlier date as the Governance Committee shall determine.

(c)	The Governance Committee shall have the exclusive delegated authority of the board to nominate individuals for election to the board of directors by the shareholders of the corporation and to designate individuals to fill newly created positions on the board of directors and, during the Specified Period, the Governance Committee shall exercise such authority only by the affirmative vote of a least two-thirds of its members. The Governance Committee shall seek meaningful input on nominations from the chairman and the chief executive officer.

(d)	During the Specified Period (i) a majority of the membership of the Governance Committee who are Travelers Directors shall have the exclusive delegated authority of the board to fill any vacancy on the board of directors, or on any committee of the board of directors, formerly held by a Travelers Director and (ii) a majority of the membership of the Governance Committee who are St. Paul Directors shall have the exclusive delegated authority of the board to fill any vacancy on the board of directors, or on any committee of the board of directors, formerly held by a St. Paul Director.

(e)	During the Specified Period, any recommendation by the Governance Committee to change the size or chairmanship of the board or any committee of the board, the responsibilities of, or the authority delegated to, any committee of the board, the ratio of the number of Travelers Directors to the number of St. Paul Directors on the board or any committee of the board shall require the approval of four members of the Governance Committee.

Section 3. Amendments. During the Specified Period, any amendment by the board of this Article V shall require the approval of two-thirds of the members of the board.

ARTICLE VI

SHARE CERTIFICATES/TRANSFER

Section 1. Certificated and Uncertificated Shares. The shares of this corporation shall be either certificated shares or uncertificated shares. Each holder of duly issued certificated shares is entitled to a certificate of shares, which shall be in such form as prescribed by law and adopted by the board.

Section 2. Transfer of Shares. Transfer of shares on the books of the corporation shall be made by the transfer agent and registrar in accordance with procedures adopted by the board.

Section 3. Lost, Stolen or Destroyed Certificates. No certificate for certificated shares of the corporation shall be issued in place of one claimed to be lost, stolen or destroyed except in compliance with Section 336.8-405, Minnesota Statutes, as amended from time to time, and the corporation may require a satisfactory bond of indemnity protecting the corporation against any claim by reason of the lost, stolen or destroyed certificate.

ARTICLE VII

GENERAL PROVISIONS

Section 1. Voting of Shares. The chief executive officer, any vice president or the corporate secretary, unless some other person is appointed by the board, may vote shares of any other corporation held or owned by the corporation and may take any required action with respect to investments in other types of legal entities.

Section 2. Execution of Documents. Deeds, mortgages, bonds, contracts and other documents and instruments pertaining to the business and affairs of the corporation may be signed and delivered on behalf of the corporation by the chief executive officer, any vice president or corporate secretary or by such other person or by such other officers as the board may specify.

Section 3. Transfer of Assignment of Securities. The chief executive officer, chief financial officer, chief legal officer, chief investments officer, treasurer, or any vice president, corporate secretary, secretary or assistant secretary of the corporation shall execute the transfer and assignment of any securities owned by or held in the name of the corporation. The transfer and assignment of securities held in the name of a nominee of the corporation may be accomplished pursuant to the contract between the corporation and the nominee.

Section 4. Fiscal Year. The fiscal year of the corporation shall end on December 31 of each year.

Section 5. Seal. The corporation shall have a circular seal bearing the name of the corporation and an impression of a man at a plow, a gun leaning against a stump and an Indian on horseback.

Section 6. Indemnification. The corporation shall indemnify and make permitted advances to a person made or threatened to be made a party to a proceeding by reason of his former or present official capacity (as defined in Section 302A.521 of the Minnesota Statutes, as amended from time to time) against judgments, penalties, fines (including without limitation excise taxes assessed against the person with respect to an employee benefit plan), settlements and reasonable expenses (including without limitation attorneys’ fees and disbursements) incurred by such person in connection with the proceeding in the manner and to the fullest extent permitted or required by Section 302A.521, as amended from time to time.